Exhibit 99.1

Contact:

Gene G. Elam
Vice President Finance and
Chief Financial Officer
415-983-8106
                                  George Sard/Paul Verbinnen
Michael A. Steeves                Sard Verbinnen & Co.
Director, Investor Relations      212-687-8080
415-983-8169

            HOMESTAKE WITHDRAWS FROM SANTA FE PACIFIC GOLD
              AUCTION AND WILL PURSUE OTHER OPPORTUNITIES

San Francisco, CA, March 10, 1997-- Homestake Mining Company (NYSE:HM) today announced that Santa Fe Pacific Gold Corporation (NYSE:GLD) has terminated its previously announced merger agreement with Homestake and, as a result, has paid Homestake a $65 million break-up fee.

"The auction got too expensive" said Jack E. Thompson, President and Chief Executive Officer of Homestake. "While the Santa Fe merger fit with our long range strategy, we were not willing to pay a price which would result in significant dilution to our existing shareholders. We are disappointed that Santa Fe has chosen an alternative transaction, but we are unwilling to penalize our shareholders by overpaying for Santa Fe. We remain committed to delivering superior value to our shareholders in the years ahead. Homestake has many growth opportunities both in the United States and abroad, and a solid production base which will generate cash flow to fund exploration, acquisitions and capital investments. We will continue executing our strategic plan and put the $65 million to good use."

Homestake Mining Company is an international gold mining company with substantial operations in the United States, Canada and Australia. Homestake also has active exploration programs in the Andes, Venezuela, French Guiana, Brazil and elsewhere in Latin America, and development and/or evaluation projects in Chile, Russia and Bulgaria. Homestake has won numerous industry environmental and safety awards.